Exhibit 10.2

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) dated as of September 29, 2026 (the “Effective Date”), is entered into by and between Carlsmed, Inc., a Delaware corporation with an office at 1800 Aston Avenue, Suite 100, Carlsbad, CA 92008 (“CARLSMED”), and Leo Greenstein (the “Advisor”).

WHEREAS, CARLSMED and Advisor are parties to that certain Separation and Release Agreement, dated as of September 29, 2026 (the “Separation Agreement”); and

WHEREAS, CARLSMED desires to engage Advisor to perform advisory services on behalf of CARLSMED and Advisor desires to perform such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein the parties hereby agree as follows:

1.
Advisory Services.
(a)
CARLSMED hereby retains Advisor and Advisor hereby agrees to perform such consulting and advisory services as CARLSMED may request and as set forth in Schedule A (the “Advisory Services”).
(b)
Advisor agrees to be available to render the Advisory Services, at such times and locations as may be mutually agreed, from time to time as requested by CARLSMED. Advisor retains the right to control or direct the details, manner and means by which Advisor accomplishes the results CARLSMED expects. Advisor also retains the right to provide services to other individuals or companies except to the extent inconsistent with Advisor’s obligations under this Agreement.
(c)
Advisor agrees to devote best efforts to performing the Advisory Services. Advisor shall comply with all rules, procedures and standards set forth by CARLSMED with regard to Advisor’s access to and use of CARLSMED’s property, information, equipment and facilities.
2.
Compensation.

As full consideration for Advisory Services rendered under this Agreement, CARLSMED shall compensate Advisor and reimburse Advisor’s expenses as provided in Schedule A.

3.
Independent Contractor.

In furnishing the Advisory Services, Advisor understands that Advisor will at all times be acting as an independent contractor of CARLSMED and, as such, will not be an employee of CARLSMED and will not by reason of this Agreement or by reason of providing Advisory

Services to CARLSMED be entitled to participate in or to receive any benefit or right under any of CARLSMED’s employee benefit or welfare plans. CARLSMED shall record payments to the Advisor on an Internal Revenue Service Form 1099 and shall not withhold any federal, state or local employment taxes on the Advisor’s behalf. Advisor also will be responsible for paying all withholding and other taxes required by law to be paid as and when the same become due and payable. CARLSMED will not provide workers’ compensation insurance coverage to Advisor for work-related accidents, illnesses, damages or injuries arising out of or in connection with the Advisory Services. To the extent Advisor does not secure such insurance, Advisor agrees to indemnify and hold CARLSMED harmless from all claims for work-related accidents, illnesses, damages or injuries Advisor may suffer. Further, Advisor understands and agrees that Advisor’s relationship with CARLSMED is not covered under the unemployment compensation laws.

The Advisor understands and recognizes that while performing the Advisory Services, the Advisor shall not act as an agent of CARLSMED and shall not have authority to and shall not bind, represent or speak for CARLSMED for any purpose.

4.
Term; Termination.
(a)
This Agreement shall continue for the term listed on Schedule A unless earlier terminated in accordance with this Section 4 (the “Term”).
(b)
The parties may terminate this Agreement at any time by mutual consent.
(c)
Advisor may terminate this Agreement at any time and for any reason, provided, however, that Advisor shall first provide written notice to CARLSMED at least 30 days prior to the effective date of termination.
(d)
CARLSMED may terminate this Agreement at any time and for any reason.
5.
Confidential Information.
(a)
While providing the Advisory Services to CARLSMED and thereafter, Advisor shall not, directly or indirectly, use any Confidential Information (as defined below) other than pursuant to the provision of the Advisory Services by and for the benefit of CARLSMED, or disclose to anyone outside of CARLSMED any such Confidential Information. The term “Confidential Information” as used in this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), written or oral, whether prepared, conceived or developed by a consultant or employee of CARLSMED (including Advisor) or received by CARLSMED from an outside source, which is in the possession of CARLSMED (whether or not the property of CARLSMED) and which is maintained in secrecy or confidence by CARLSMED. Without limiting the generality of the foregoing, Confidential Information shall include: (i) any idea, improvement, invention, innovation, development, concept, technical data, design, formula, device, pattern, sequence, method, process, composition of matter, computer program or software, source code, object code, algorithm, model, diagram, flow chart, product specification or design, plan for a new or revised product, sample, compilation of information, or work in process, or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced

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to tangible form); and (ii) the name of any customer, partner, supplier, employee, prospective customer, prospective partner, sales agent, supplier or consultant, any sales plan, marketing material, plan or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of CARLSMED.
(b)
Notwithstanding the foregoing, the term Confidential Information shall not apply to information which CARLSMED has voluntarily disclosed to the public without restriction or which has otherwise lawfully entered the public domain.
(c)
Advisor acknowledges that CARLSMED from time to time has in its possession information (including product and development plans and specifications) which represents information which is claimed by others to be proprietary and which CARLSMED has agreed to keep confidential. Advisor agrees that all such information shall be Confidential Information for purposes of this Agreement.
(d)
Advisor agrees that all originals and all copies of materials containing, representing, evidencing, recording, or constituting any Confidential Information, however and whenever produced (whether by Advisor or others), shall be the sole property of CARLSMED.
(e)
Advisor shall not disclose the existence or substance of this Agreement, except as required by applicable law. Advisor shall not use the name of CARLSMED or of any CARLSMED employee or CARLSMED logo, trade name, or service mark for publication or publicity purposes, without CARLSMED’s prior written consent. Advisor shall not publish any articles or make any presentations or communications (including any written, oral or electronic manuscript abstract, presentation or other publication) relating to the Advisory Services, the Confidential Information or Carlsmed Inventions in whole or in part without the prior written consent of CARLSMED.
(f)
Securities Laws. Advisor hereby acknowledges that it is aware that CARLSMED’s Confidential Information may include material non-public information and that the United States securities laws impose restrictions on trading securities when in possession of such information and on communicating such information to any other person.
6.
Inventions.

Advisor agrees that all Confidential Information and all other discoveries, inventions, ideas, concepts, trademarks, service marks, logos, processes, products, formulas, computer programs or software, source codes, object codes, algorithms, machines, apparatuses, items of manufacture or composition of matter, or any new uses therefor or improvements thereon, or any new designs or modifications or configurations of any kind, or works of authorship of any kind, including, without limitation, compilations and derivative works, whether or not patentable or copyrightable, conceived, developed, reduced to practice, or otherwise made by Advisor, either alone or with others, and in any way related to or arising out of: (i) the Advisory Services or (ii) Confidential Information of CARLSMED, whether or not conceived, developed, reduced to practice, or made on CARLSMED’s premises (collectively, “Carlsmed Inventions”), and any and all services and products which embody, emulate or employ any such Carlsmed Invention or

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Confidential Information shall be the sole property of CARLSMED and all copyrights, patents, patent rights, trademarks and reproduction rights to, and other proprietary rights in, each such Carlsmed Invention or Confidential Information, whether or not patentable or copyrightable, shall belong exclusively to CARLSMED without further compensation of any kind to Advisor. Advisor agrees that all such Carlsmed Inventions shall constitute works made for hire under the copyright laws of the United States and hereby assigns and, to the extent any such assignment cannot be made at the present time, agrees to hereby assign to CARLSMED, without any additional consideration from CARLSMED, any and all copyrights, patents and other proprietary rights Advisor may have in any such Carlsmed Invention, together with the right to file and/or own wholly without restrictions applications for United States and foreign patents, trademark registration and copyright registration and any patent, trademark or copyright registration issuing thereon.

7.
Advisor’s Obligation to Keep Records.

Advisor shall make and maintain adequate and current written records of all Carlsmed Inventions, and shall disclose all Carlsmed Inventions promptly, fully and in writing to CARLSMED immediately upon development of the same and at any time upon request.

8.
Advisor’s Obligation to Cooperate.

Advisor will, at any time during or after the Term, upon request of CARLSMED, execute all documents and perform all lawful acts which CARLSMED considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, Advisor will assist CARLSMED in any reasonable manner to obtain for its own benefit patents or copyrights in any and all countries with respect to all Carlsmed Inventions assigned pursuant to Section 6, and Advisor will execute, when requested, patent and other applications and assignments thereof to CARLSMED, or Persons (as defined below) designated by it, and any other lawful documents deemed necessary by CARLSMED to carry out the purposes of this Agreement, and Advisor will further assist CARLSMED in every way to enforce any patents and copyrights obtained, including testifying in any suit or proceeding involving any of said patents or copyrights or executing any documents deemed necessary by CARLSMED, all without further consideration than provided for herein. It is understood that reasonable out‑of‑pocket expenses of Advisor’s assistance incurred at the request of CARLSMED under this Section will be reimbursed by CARLSMED. “Person” means an individual, a corporation, an association, a partnership, an estate, a trust, and any other entity or organization.

9.
Advisor’s Representations and Warranties.

Advisor represents and warrants that Advisor (i) has not been suspended, debarred or subject to temporary denial of approval, and to the best of Advisor’s knowledge, is not under consideration to be suspended, debarred or subject to temporary denial of approval, by the Food and Drug Administration from working in or providing services, directly or indirectly, to any applicant for approval of a drug product or any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992; and (ii) will perform all Advisory Services with requisite care, skill and diligence and all applicable laws and industry standards. Advisor will implement, apply, maintain and use protective cybersecurity safeguards and measures consistent

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with professional standards and best practices. Without limiting Advisor’s obligation to comply with all applicable laws in providing the Advisory Services, Advisor agrees to comply with applicable privacy, data and cybersecurity laws, the United States Foreign Corrupt Practices Act, as amended from time to time, and the OECD Anti-Bribery Convention with regard to Advisory Services including not offering or giving anything of value to a foreign public official in connection with the performance of the official’s duties or inducing an official to use their position to influence any acts or decisions of any foreign, state or public international organization.

10.
Return of Property.

Upon termination of Advisor’s engagement with CARLSMED, or at any other time upon request of CARLSMED, Advisor shall return promptly any and all Confidential Information, including computer programs, software, electronic data, specifications, drawings, blueprints, devices, samples, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to CARLSMED or its business partners which Advisor may then possess or have under his or her control. Advisor further agrees that upon termination of his or her engagement, Advisor shall not take any documents or data in any form or of any description containing or pertaining to Confidential Information or any Carlsmed Inventions.

11.
Miscellaneous.
(a)
Entire Agreement. This Agreement, the Separation Agreement and the documents referred to herein and therein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matter. For the avoidance of doubt, this Agreement shall not supersede the Separation Agreement.
(b)
No Conflict. The Advisor represents that Advisor’s performance of all the terms of this Agreement and the performance of the Advisory Services do not and will not conflict with any agreement with any third party to which the Advisor is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Advisor will not disclose to CARLSMED or induce CARLSMED to use any confidential or proprietary information or material belonging to any current or previous employer or others. Advisor agrees not to make use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Advisory Services nor take any other action that result in a third party asserting ownership or other rights in any results of the Advisory Services, unless agreed upon in writing in advance by CARLSMED.
(c)
Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and shall not be assignable except that CARLSMED may assign this contract in connection with

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a merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.
(d)
Amendments and Supplements. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto.
(e)
No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.
(f)
Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of California, without regard to its principles of conflicts of laws.
(g)
Notice. All notices and other communications hereunder (other than Advisory Services, which shall be delivered in the manner specified in Section 1 and Schedule A) shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To CARLSMED:

Carlsmed, Inc. 1800 Aston Avenue, Suite 100 Carlsbad, CA 92008 Attention: Chief Legal Officer

To the Advisor:

Leo Greenstein [***] [***]

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(h)
Remedies. Advisor recognizes that money damages alone would not adequately compensate CARLSMED in the event of breach by Advisor of this Agreement, and Advisor therefore agrees that, in addition to all other remedies available to CARLSMED at law, in equity or otherwise, CARLSMED shall be entitled to injunctive relief for the enforcement hereof. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available at law, in equity, by agreement, or otherwise.
(i)
Survival; Validity. Notwithstanding the termination of Advisor’s relationship with CARLSMED (whether pursuant to Section 4 or otherwise), Advisor’s covenants and obligations set forth in Sections 5, 6, 8, 10 and 11 shall remain in effect and be fully enforceable in accordance with the provisions thereof. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal, or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 11(i), any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.
(j)
Construction. A reference to a Section or a Schedule shall mean a Section in or Schedule to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine, or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.
(k)
Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as an agreement under seal as of the date first written above.

CARLSMED, INC.

/s/ Mike Cordonnier
Name: Mike Cordonnier
Title: Chief Executive Officer

ADVISOR:

/s/ Leo Greenstein
Printed Name: Leo Greenstein

Schedule A

1.
Description of Advisory Services

Advisor shall provide advisory services to CARLSMED as may be mutually determined by CARLSMED and Advisor from time to time in connection with the operation of CARLSMED’s business. Without limiting the foregoing, Advisor shall primarily provide transition services in connection with the appointment of CARLSMED’s new chief financial officer.

2.
Compensation
(a)
Advisory Fees. CARLSMED shall pay the Advisor a total fee for the Advisory Services during the Initial Term (as defined below) in an amount equal to Sixty Thousand U.S. Dollars ($60,000.00) (the “Advisory Fees”); provided that, if this Agreement is terminated prior to the end of the Initial Term pursuant to Section 4 of the Agreement, the Advisory Fees shall be prorated based on the number of days elapsed during the Initial Term prior to such termination. The parties agree that CARLSMED will have no obligation to pay for the Advisory Services in an amount in excess of Sixty Thousand Dollars ($60,000.00) without a written amendment to this Agreement executed by both parties. Advisor will invoice CARLSMED in Twenty Thousand U.S. Dollars ($20,000.00) installments on a monthly basis for Advisory Services performed during the preceding month (with the first such invoice in respect of the month ended October 31, 2026). Payment will be due within thirty (30) days after CARLSMED’s receipt of each invoice.
(b)
Expenses. Advisor shall be reimbursed for any pre-authorized reasonable, appropriate, or necessary travel (coach) and other out-of-pocket expenses by Advisor in connection with Advisor’s rendering of Advisory Services. Advisor will invoice CARLSMED on a monthly basis for expenses incurred during the preceding month and shall attach receipts or other supporting documentation to the respective invoice. CARLSMED shall reimburse Advisor for pre-authorized expenses within thirty (30) days of CARLSMED’s receipt of invoice and supporting documentation. Notwithstanding the foregoing, the Advisor shall not incur total expenses in excess of $500.00 per month without the prior written approval of CARLSMED.
(c)
Invoicing. Advisor will submit all invoices to CARLSMED’s Finance Dept. at [***] with a copy via email to: [***].
(d)
Equity Awards. Notwithstanding Advisor’s continued provision of Advisory Services hereunder, no Equity Awards (as defined in the Separation Agreement) shall vest during the Term. The Equity Awards shall be treated in accordance with Section 2(d) of the Separation Agreement.
3.
Term

The Agreement will be for an initial term beginning on the Effective Date and ending on December 31, 2026 (the “Initial Term”) and may be extended for additional periods by mutual written consent.

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